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                                                                    Exhibit 99.2

Press Release

XM Satellite Radio Holdings Inc. Board Adopts Stockholder Rights Plan

Washington, DC - August 2, 2002--XM Satellite Radio Holdings Inc. (NASDAQ:
"XMSR") announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on August 15, 2002.

The Rights Plan, which is similar to plans adopted by more than 2,300 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Rights Plan will assist the Company's Board of Directors in dealing with any future actions taken by hostile entities that attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of XM Satellite Radio Holdings Inc. Class A Common Stock, Series A Preferred Stock and Series C Preferred Stock (on an as-converted basis). Each right initially would entitle the holder thereof to purchase one-one thousandth of a share of Preferred Stock. One-one thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The rights will expire on August 2, 2012.

Initially, the rights are represented by the Company's Class A Common Stock certificates and are not exercisable. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of XM's Class A Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 15% or more of the Class A Common Stock. The Rights Plan grandfathers Hughes Electronics and General Motors, as such stockholders' existing ownership positions are each in excess of the 15% ownership threshold above. The exercise price is $50.00. Ten days after a public announcement that a person or group has become the beneficial owner of 15% or more of the Class A Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Class A Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 15% or more of the Class A Common Stock, XM's Board of Directors may exchange one share of Class A Common Stock for each right, other than rights held by the acquiring person or group. The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Class A Common Stock. The redemption price is $0.005 per right.

Details of the Rights Plan will be mailed to all stockholders of the Company.

About XM

XM (Nasdaq: XMSR) is transforming radio, an industry that has seen little technological change since FM, almost 40 years ago. XM's programming lineup features 100 coast-to-coast digital channels: 71 music channels, many of them commercial-free, from hip hop to opera, classical to country, bluegrass to

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blues; and 29 channels of sports, talk, children's and entertainment. XM was named 2001 "Product of the Year" by Fortune, an "Invention of the Year" by Time and won Popular Science's 2001 "Best of What's New" Grand Award in the electronics category. XM won several awards at the 2001 CES, including "Best of CES" in the automotive category.

XM radios are available at major electronics retailers nationwide. Leading manufacturers such as Sony, Alpine and Pioneer offer a broad array of XM radios that easily enable any existing car stereo system. General Motors recently began factory-installing XM radio across 25 different 2003 models including household brand names such as: Buick, Cadillac, Chevrolet, GMC, Oldsmobile and Pontiac. Isuzu dealers now offer XM radios to buyers of their Axiom and Rodeo models. XM will be available as an option this coming fall on six Infiniti and Nissan 2003 models as well a future Audi and Volkswagen models.

XM's strategic investors include America's leading car, radio and satellite TV companies -- General Motors, American Honda Motor Co. Inc., Clear Channel Communications and DIRECTV. For more information, please visit XM's web site: http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the company's service, the company's dependence on third party vendors, its continuing need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.'s Form S-3 filed with the Securities and Exchange Commission on 6-21-2002. Copies of the filing are available upon request from XM Radio's Investor Relations Department.

XM Press Contacts
Greg Cole
(202) 380-4396 Phone
greg.cole@xmradio.com

Gary Tiedemann
(202) 380-4396 Phone
gary.tiedemann@xmradio.com